EXHIBIT 99.3

Liquor Group Wholesale Acquires Alcohol Distributor in Illinois

Oct. 8, 2009 (GlobeNewswire) --

CHICAGO, Oct. 8, 2009 (GLOBE NEWSWIRE) -- Liquor Group Wholesale, Inc. (OTCBB:LIQR) again makes good on its expansion commitment made to shareholders by announcing the addition of a new sales territory through the acquisition of a statewide liquor distribution operation in the State of Illinois.

The merger was underwritten privately by VIGOR Holding Company, a major shareholder in LIQR, and brings Alex Chudnovsky of Tastes of the World/Imperial Distributors with his sales & distribution team into the fold with a five year stock-vesting plan. Chudnovsky's operations grossed more than $2.8M in 2008 while representing only a small portfolio of roughly 80 mostly ethnic products. With the combination of existing Illinois aggressive operators and Liquor Group's 1800+ products, the newly formed "Liquor Group Illinois" is now a force in Illinois.

"We are excited about becoming the 32nd state in Liquor Group through this stock vesting program..." says Chudnovsky "...better to be a party to a merger with a large outfit like Liquor Group which benefits everyone involved then to be left out fending for yourselves as a distributor in only one or two states."

Also important to this equation is the "Firepower" added to Liquor Group by bringing on Fred Rosen, a long-time major shareholder in LIQR and a career alcohol beverage retailer best known for his ownership in Sam's of Chicago, the largest liquor volume retailer in the world. Rosen began assisting with this distribution company acquisition strategy and overall brand portfolio development. Rosen can now turn his focus on assisting the development of a large-scale retailer outreach strategy through this new operation.

About Liquor Group Wholesale

Liquor Group Wholesale (OTCBB:LIQR) is an emerging liquor and wine distribution company representing more than 1800 spirits and wine products with operations in 32 U.S. States, focused on providing a distribution channel for Mid-Market, Nationally and Internationally recognized alcohol beverage products. Operations consist of the conveyance of goods from manufacturer to state level distributor, with a focus on the consolidation of distribution operations from concept to purveyor.

The    Liquor    Group     Wholesale,     Inc.     logo    is    available    at
http://www.globenewswire.com/newsroom/prs/?pkgid=5642

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

CONTACT:  Liquor Group Wholesale
          Jason Bandy
          (904) 285-5885

Source: GlobeNewswire (October 8, 2009 - 7:01 AM EDT)

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